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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 25, 2004, except for "Restatement of Consolidated Financial Statements" under Note 2 for which the date is May 5, 2006 and for "Earnings Per Share" under Note 2 and Note 17 and "Guarantor Subsidiaries" under Note 19 for which the date is December 20, 2006 relating to the consolidated financial statements of MetroPCS Communications, Inc. and its subsidiaries, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP
Dallas, Texas
January 3, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM